Free-Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
October 9, 2007

Index+ Securities
BUyS
M-Notes
EARNs

STRUCTURED PRODUCTS ARE ONE OF THE FASTEST
GROWING INVESTMENTS IN THE US
o Financial professionals have identified Structured Products as an increasingly important investment tool(1).
o Investors are increasingly looking to Structured Products to meet specific stages of investor life cycles, as well as to provide innovative, solutions-oriented investments.

(1)Tomorrow's Product for Tomorrow's Client: Innovation imperatives in global asset management, Professor Amin Rajan, Barbara Smith and Jeanette Shaw,
Creative Limited 2006.

Structured products, including structured notes, offer investors an innovative financial tool kit complementary to more traditional investments such as equities, bonds, commodities and currencies. They provide individual investors and their advisors broad flexibility to manage investment needs.

Structured notes may complement a well diversified portfolio by giving investors:
o Access to asset classes that may be difficult or uneconomic to invest in directly
o Features, such as leverage or principal protection, that investors often do not have the ability to replicate in a cost effective manner
o Potential to optimize the risk/return profile of a given asset class through the use of financial engineering
o Potential to decrease overall portfolio volatility
o Greater flexibility to design an outcome-based investment portfolio

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Structured Notes
Index+ Securities
Index+ Securities - an Out-Performance structured product - provide investors with the potential to generate returns in excess of the performance of an underlying across a wide range of return scenarios

Details

BUyS
BUyS - an Out-Performance structured product - provide investors with partial principal protection while still providing for participation in the performance of an underlying, often in combination with up-side Out-Performance

Details

M-Notes
M-Notes are a principal protected investment that provide investors with full principal protection at maturity, subject to the credit of the issuer, and the potential to benefit from either positive or negative market movements.

Details

EARNs
EARNs - Efficient Allocation Return Notes: EARNs are a fully principal protected structured product that provides investors with exposure to multiple underlyings on a 'look back' basis in a single, packaged investment.

Details

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Risk Considerations
Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured product.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and any other document that Deutsche Bank AG has filed with the SEC relating to such offering for more complete information about Deutsche Bank AG and the offering of any securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, as well as any product supplement, pricing supplement or term sheet if you request it by calling toll-free 1-800-311-4409.

NOT FDIC/NCUA INSURED | MAY LOSE VALUE | NO BANK GUARANTEE
NOT A DEPOSIT | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

Disclaimer    |    Privacy
DWS Scudder is part of Deutsche Asset Management, which represents the US asset management activities of Deutsche Bank AG.
Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas
Inc. and DWS Trust Company.
Copyright (c) 2007 DWS Scudder Distributors, Inc.

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